Exhibit 16.1

April 9, 2019

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by Pershing Gold Corporation in its Form 8-K dated April 9, 2019, which we understand will be filed with the Commission pursuant to Item 4 of Form 8-K. We agree with the statements concerning our firm in such Form 8-K.

Very truly yours,

/s/ KBL, LLP

 New York, New York

April 9, 2019